Exhibit 12



                            PATRICK INDUSTRIES, INC.

                  Statement of Computation of Operating Ratios




Operating ratios which appear in this Form 10-K, including gross profit, warehouse and delivery expenses, selling, general, and administrative expenses, operating income, and net income were computed by dividing the respective amounts by net sales for the periods indicated.